Exhibit 10.4

LAURUS MASTER FUND, LTD.

c/o Laurus Capital Management, LLC

825 Third Avenue, 14th Floor

New York, New York 10022

November 8, 2005

AirNet Communications Corporation

3950 Dow Road

Melbourne, FL 32934

Attn: Stuart Dawley, Vice President and General Counsel

Re:	Security Agreement Waiver (this “Waiver”)

Dear Stuart:

Reference is made to the Security Agreement (as amended, modified or supplemented from time to time, the “Security Agreement”) dated as of November 8, 2005 between Laurus Master Fund, Ltd., a Cayman Islands corporation (“Laurus”), and AirNet Communications Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the Security Agreement.

Laurus is hereby notifying you of its decision to exercise the discretion granted to it pursuant to Section 2(a)(ii) of the Security Agreement to make a Loan to the Company in excess of the Formula Amount in effect on the date hereof (the “Overadvance”). In connection with making the Overadvance, for a period beginning on the Closing Date and ending on April 30, 2006 (the “Period”), Laurus hereby waives compliance with Section 3 of the Security Agreement, but solely as such provision relates to the immediate repayment requirement for Overadvances. Laurus further agrees that solely for such Period (but not thereafter), (i) the Overadvance shall not trigger an Event of Default under Section 19(a) of the Security Agreement and (ii) notwithstanding anything to the contrary set forth in Section 5(b)(ii) of the Security Agreement, the Overadvance rate of interest set forth in Section 5(b)(ii) of the Security Agreement (the “Overadvance Rate”) shall not be applicable during the Period; provided that, upon expiration of the Period, notwithstanding the immediate repayment requirement of the Overadvance at such time as required pursuant to Section 3 of the Security Agreement, the Overadvance Rate shall again be applicable to the outstanding amount of such Overadvance and such interest shall be payable monthly, in arrears, commencing on May 1, 2006 and continuing thereafter on the first business day of each consecutive calendar month. All other terms and provisions of the Security Agreement and the Ancillary Agreements remain in full force and effect.

This Waiver may not be amended or waived except by an instrument in writing signed by the Company and Laurus. This Waiver may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one waiver.

Delivery of an executed signature page of this Waiver by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Waiver shall be governed by, and construed in accordance with, the laws of the State of New York. This Waiver sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

Sincerely,

LAURUS MASTER FUND, LTD.

By:
Name:
Title:

Agreed and accepted on the date hereof

AIRNET COMMUNICATIONS CORPORATION

By:
Name:
Title: